Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

December 4, 2003

News Media & Financial Analyst Contact:

James A. Hughes, EVP

Chief Financial Officer

(908) 713-4306

Unity Bancorp Announces Receipt of NASDAQ Staff Determination

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that, on December 1, 2003, it received a Nasdaq Staff Determination indicating that, since its last Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 contained interim financial statements that had not been reviewed by its independent auditors, it was not in compliance with Marketplace Rule 4310(c)(14) of Nasdaq’s listing standards. Such Nasdaq Staff Determination also advised that shares of the Company’s common stock were accordingly subject to delisting from the Nasdaq National Market. Pursuant to Marketplace Rule 4310(c)(14) of Nasdaq’s listing standards, listed companies must comply with the reporting requests mandated by the Securities and Exchange Commission. The SEC’s rules and regulations require registered companies to have their independent auditors complete a review of interim financial information prior to the filing of their Form 10-Q. The Company has requested a hearing before the Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination, which, in accordance with the Marketplace Rules of Nasdaq’s listing standards will postpone any action regarding the potential delisting of the Company’s common stock.

Due to the previously announced and on-going inquiry concerning certain expense reimbursement requests of the Company’s President, currently on a voluntary leave of absence pending completion of the inquiry, the Company’s independent auditors have not been able to complete their requisite review of the interim financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003. The Company anticipates filing its complete September 30, 2003 Form 10-Q when the inquiry is finalized and the requisite independent auditor’s review is completed. The Company does not anticipate any material effect on its financial results or position as a result of the on-

going inquiry. Until the Company’s independent auditors review is finished and its complete September 30, 2003 Form 10-Q is filed, the Company’s common stock will trade on the NASDAQ National Market under the symbol UNTYE. The Company anticipates the inquiry, and the review of the relevant interim financial statements to be completed in the near future.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $460 million in assets and $400 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its twelve retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include, but are not limited to, completion of the interim financial statement review by independent auditors, general economic conditions, trends in interest rates, the ability of borrowers to repay their loans, and results of regulatory exams.  Actual results may differ materially.  The Company assumes no obligation to update the information in this issue.